As filed with the Securities and Exchange Commission on December 3, 2008.
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1723097
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
3300 Enterprise Parkway, Beachwood, Ohio 44122
(Address of Principal Executive Offices Including Zip Code)
2008 Developers Diversified Realty Corporation Equity-Based Award Plan
(Full Title of the Plan)
Scott A. Wolstein, Chief Executive Officer
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
(216) 755-5500
(Name, Address and Telephone Number of Agent For Service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of				Amount of
Securities to	Amount to be	Proposed Maximum Offering	Proposed Maximum Aggregate	Registration
be Registered	Registered (1)(2)	Price Per Share (3)	Offering Price (3)	Fee
Common Shares, par value $0.10 per share	2,900,000	$3.28	$9,512,000	$373.82

(1)	Represents maximum number of common shares, par value $0.10 per share (“Common Shares”), of Developers Diversified Realty Corporation (the “Registrant”) issuable pursuant to the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan (the “Plan”) being registered hereon.

(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant’s Common Shares on the New York Stock Exchange on December 1, 2008, within five business days prior to filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents have been filed by Developers Diversified Realty Corporation, an Ohio corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(c)	The Registrant’s Current Reports on Form 8-K, filed March 31, 2008, May 15, 2008, July 2, 2008, July 15, 2008, October 21, 2008, December 3, 2008 and December 3, 2008; and

(d)	The description of the Registrant’s Common Shares contained in the Registration Statement on Form 8-A dated January 26, 1993, including any subsequently filed amendments and reports updating such description.
           The financial statements contained in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007 have been superseded by those contained in its Current Report on Form 8-K dated December 3, 2008.
          The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of its Current Reports on Form 8-K unless, and except to the extent, specified in such reports.
          All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.

Item 6. Indemnification of Directors and Officers.
          The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions, if the officer or director had no reason to believe his conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (1) if the officer or director who is seeking indemnification is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that, the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnification despite the adjudication of liability, or (2) if the only liability asserted against such director concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against such person and incurred by person in his or her capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.
          The Registrant’s code of regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the board of directors of the Registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification.
          The Registrant maintains a directors’ and officers’ insurance policy that insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.
          The Registrant has entered into indemnification agreements with its directors and officers that provide for indemnification to the fullest extent permitted under Ohio law.
Item 7. Exemption from Registration Claimed.
          Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-152083) filed with the Commission on July 2, 2008).

4.2	Amended and Restated Code of Regulations (incorporated herein by reference to Exhibit 3.9 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (SEC File No. 1-11609)).

4.3	Specimen Certificate for Common Shares (incorporated herein by reference to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-78778) filed with the Commission on May 10, 1994).

4.4	2008 Developers Diversified Realty Corporation Equity-Based Award Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2008 (SEC File No. 1-11609)).

5	Opinion of Jones Day.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP (DDR Macquarie Fund LLC).

23.3	Consent of PricewaterhouseCoopers LLP (TRT DDR Venture I General Partnership).

23.4	Consent of Jones Day (included in Exhibit 5).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beachwood, state of Ohio, on this 3rd day of December, 2008.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Scott A. Wolstein
	Name:	Scott A. Wolstein
	Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: December 3, 2008	/s/ Scott A. Wolstein
Scott A. Wolstein
Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

Date: December 3, 2008	/s/ William H. Schafer
William H. Schafer
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: December 3, 2008	/s/ Christa A. Vesy
Christa A. Vesy
Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Date: December 3, 2008	/s/ Dean S. Adler
Dean S. Adler
Director

Date: December 3, 2008	/s/ Terrance R. Ahern
Terrance R. Ahern
Director

Date: December 3, 2008	/s/ Robert H. Gidel
Robert H. Gidel
Director

Date: December 3, 2008	/s/ Victor B. MacFarlane
Victor B. MacFarlane
Director

Date: December 3, 2008	/s/ Craig Macnab
Craig Macnab
Director

Date: December 3, 2008	/s/ Scott D. Roulston
Scott D. Roulston
Director

Date: December 3, 2008	/s/ Barry A. Sholem
Barry A. Sholem
Director

Date: December 3, 2008	/s/ William B. Summers, Jr.
William B. Summers, Jr.
Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-152083) filed with the Commission on July 2, 2008).

4.2	Amended and Restated Code of Regulations (incorporated herein by reference to Exhibit 3.9 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (SEC File No. 1-11609)).

4.3	Specimen Certificate for Common Shares (incorporated herein by reference to the Registrant’s Registration Statement on Form S-3 (Registration No. 33-78778) filed with the Commission on May 10, 1994).

4.4	2008 Developers Diversified Realty Corporation Equity-Based Award Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2008 (SEC File No. 1-11609)).

5	Opinion of Jones Day.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP (DDR Macquarie Fund LLC).

23.3	Consent of PricewaterhouseCoopers LLP (TRT DDR Venture I General Partnership).

23.4	Consent of Jones Day (included in Exhibit 5).